Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended December 31, 2004 and 2003
(in millions, except per share amounts)

	Fourth Quarter		Full Year
	2004	2003	2004	2003
	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$38,871	$39,807	$147,134	$138,260
Costs and expenses
Cost of sales	37,218	38,626	135,856	129,685
Selling, administrative and other expenses	3,323	2,870	11,455	10,131

Total costs and expenses	40,541	41,496	147,311	139,816

Operating income/(loss)	(1,670)	(1,689)	(177)	(1,556)

Interest expense	127	445	1,221	1,323

Interest income and other non-operating income/(expense), net	480	116	988	897
Equity in net income/(loss) of affiliated companies	58	26	255	74

Income/(loss) before income taxes — Automotive	(1,259)	(1,992)	(155)	(1,908)

FINANCIAL SERVICES
Revenues	5,851	6,066	23,705	25,352

Costs and expenses
Interest expense	1,508	1,526	5,850	6,320
Depreciation	1,662	1,898	6,618	8,771
Operating and other expenses	1,276	1,225	5,017	4,766
Provision for credit and insurance losses	359	560	1,212	2,248

Total costs and expenses	4,805	5,209	18,697	22,105

Income/(loss) before income taxes — Financial Services	1,046	857	5,008	3,247

TOTAL COMPANY
Income/(loss) before income taxes	(213)	(1,135)	4,853	1,339
Provision for/(benefit from) income taxes	(340)	(544)	937	123

Income/(loss) before minority interests	127	(591)	3,916	1,216
Minority interests in net income/(loss) of subsidiaries	63	69	282	314

Income/(loss) from continuing operations	64	(660)	3,634	902
Income/(loss) from discontinued operations	40	(133)	(147)	(143)
Cumulative effect of change in accounting principle	—	—	—	(264)

Net income/(loss)	$104	$(793)	$3,487	$495

Average number of shares of Common and Class B
Stock outstanding	1,829	1,833	1,830	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.04	$(0.36)	$1.99	$0.49
Income/(loss) from discontinued operations	0.02	(0.07)	(0.08)	(0.08)
Cumulative effect of change in accounting principle	—	—	—	(0.14)

Net income/(loss)	$0.06	$(0.43)	$1.91	$0.27

Diluted income/(loss)
Income/(loss) from continuing operations	$0.03	$(0.36)	$1.80	$0.49
Income/(loss) from discontinued operations	0.03	(0.07)	(0.07)	(0.08)
Cumulative effect of change in accounting principle	—	—	—	(0.14)

Net income/(loss)	$0.06	$(0.43)	$1.73	$0.27

Cash dividends	$0.10	$0.10	$0.40	$0.40

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.